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EXHIBIT 11
                     CITFED BANCORP, INC. AND SUBSIDIARIES
                       Computation of Per Share Earnings
                  (Dollars in thousand, except per share data)



                                                   For the Three  For the Three
                                                    Months Ended   Months Ended
                                                   June 30, 1997  June 30, 1996
                                                   -------------  -------------


 Computation of Primary earnings Per Share:
 Weighted average number of common
  shares outstanding                                   8,638,354      8,532,651
 Add common stock equivalents for shares
  issuable under the Stock
  Option Plan (1)                                        287,807        323,040
                                                   -------------  -------------
  Weighted average number of shares
   outstanding adjusted for common
   stock equivalents                                   8,926,161      8,855,691
                                                   =============  =============

 Net income                                            $   6,666      $   5,037
                                                   =============  =============

  Earnings per common and common equivalent share      $    0.75      $    0.57
                                                   =============  =============



(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period or the end of period close price, whichever is higher.